Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX Reports 2012 First Quarter Results

Mountain View, Calif. – May 3, 2012 – IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the first quarter ended March 31, 2012. Due to the sale of the Company’s aesthetics laser business in February 2012, the Company’s financial statements reflect the results of its aesthetics laser business as discontinued operations and the following commentary relates to the results of its continuing ophthalmology business.

•	Revenues from ophthalmology were $8.3 million in the first quarter of 2012, up from $8.2 million in the prior year period and down sequentially from $8.6 million in the fourth quarter of 2011.

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For the first quarter of 2012, net loss from continuing operations was $0.3 million or $(0.03) per diluted share, compared with net income of $0.2 million or $0.02 per diluted share reported in the first quarter of 2011.

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Gross margin for the first quarter 2012 was 48.0%, compared to 49.8% in the prior year period. Operating expenses were $4.2 million compared to $3.8 million in the prior year period. As anticipated, margins and costs in the 2012 first quarter were impacted by the sale of the aesthetics business and related organizational changes in the period as well as increased spending on new marketing and product development initiatives.

•	Guidance for second quarter: revenue between $8.5 million and $8.8 million, gross margins between 49% and 51% and operating expenses between $4.2 million and $4.4 million.

President and CEO Dominik Beck said, “While commercial traction from our new initiatives will likely show increasingly positive results in the second half of the year, we had a solid first quarter especially in terms of our efforts in the glaucoma market. We are repositioning our products – both equipment and disposables – in that segment with good results. In fact, demand for our G-Probe™ stepped up considerably in the period, outstripping supply and resulting in a modest backlog for the period.”

Beck continued, “We are increasing our investment in people and programs to make the necessary product and organizational changes that will drive sales growth. We intend to balance our investments in line with our revenue growth to maintain profitability for the year.”

“I believe there are a number of very promising trends in the ophthalmic space and that these trends can be turned into substantial growth opportunities for IRIDEX and allow us to grow faster than our historical rates. We are uniquely positioned as the only US public company with an exclusive focus on the large and growing retinal disease and glaucoma markets to capitalize on those opportunities.”

During the first quarter 2012, the Company continued to execute its share repurchase program. Since the beginning of 2011, approximately 157,000 shares have been repurchased at an average price of $3.90. The Board of Directors has approved an extension of the Company’s share repurchase program through March 2013 and an increase in the amount of cash available for the program to a total of $4 million.

Recent Business Highlights

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The Company closed the sale of its aesthetics business to Cutera, Inc. for approximately $5.1 million. The sale allows the resources of the entire organization to now focus on the substantial and growing opportunity in the worldwide retina and glaucoma markets.

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The Company announced the results of a clinical study evaluating the use of IRIDEX’ MicroPulse laser therapy to treat central serous chorioretinopathy (CSC), an eye disease which results in vision problems. The study concluded tissue-sparing MicroPulse laser is superior to anti-VEGF injections for CSC, also known as CSR.

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The Company hired Ron Steckel as VP of Operations. Prior to joining IRIDEX, Mr. Steckel had experience with a variety of medical devices including systems and consumables. This is a first step in improving manufacturing efficiencies previously highlighted by the Company.

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The Company launched a new non-invasive, in-office glaucoma procedure based on its proprietary MicroPulse™ technology. The new glaucoma therapy, a tissue-sparing, repeatable therapy called MicroPulse Laser Trabeculoplasty (MLT), was introduced by IRIDEX at the recent American Society of Cataract and Refractive Surgery (ASCRS).

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, May 3, 2012 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (877) 941-2332 (U.S.) or (480) 629-9773 (International) and quoting Conference ID 4533749, or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Thursday, May 3, 2012 through Thursday, May 10, 2012 by dialing (800) 406-7325 (U.S.) or (303) 590-3030 (International) and entering Access Code 4533749. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology and otolaryngology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the Company’s website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the size and growth of markets in which the Company operates, the Company’s growth strategy, MicroPulse laser therapy, sales revenue growth, operational plans and the Company’s projected fiscal 2012 financial results. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:

Jim Mackaness	Matt Clawson
Chief Financial Officer	Allen & Caron
650-940-4700	949-474-4300
matt@allencaron.com

TABLES FOLLOW

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,	April 2,
	2012	2011
Total revenues	$8,305	$8,196
Cost of revenues	4,319	4,112

Gross profit	3,986	4,084

Operating expenses:
Research and development	1,182	963
Sales and marketing	1,864	1,778
General and administrative	1,176	1,083

Total operating expenses	4,222	3,824

(Loss) income from operations	(236)	260
Other (expense) income, net	(27)	4

(Loss) income from continuing operations before income taxes	(263)	264
Provision for income tax	2	79

(Loss) income from continuing operations, net of tax	(265)	185
(Loss) income from discontinued operations, net of tax	(162)	381
Gain on sale of discontinued operations, net of tax	2,032	—

Income from discontinued operations, net of tax	1,870	381

Net income	$1,605	$566

Net (loss) income per share:
Basic
Continuing operations	$(0.03)	$0.02

Discontinued operations	$0.21	$0.04

Net income	$0.18	$0.06

Diluted
Continuing operations	$(0.03)	$0.02

Discontinued operations	$0.21	$0.04

Net income	$0.18	$0.06

Weighted average shares used in computing net income per share
Basic	8,933	8,964

Diluted	8,933	10,215

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31,	December 31,
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$13,856	$10,789
Accounts receivable, net	5,142	5,551
Inventories, net	7,038	6,659
Prepaids and other current assets	1,172	464
Current assets of discontinued operations	1,398	6,043

Total current assets	28,606	29,506
Property and equipment, net	378	325
Other long-term assets	183	199
Other intangible assets, net	700	745
Goodwill	533	533
Restricted cash related to discontinued operations	510	—
Non-current assets of discontinued operations	9	841

Total assets	$30,919	$32,149

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,544	$1,580
Accrued compensation	1,487	1,180
Accrued expenses	1,203	1,920
Accrued warranty	539	556
Deferred revenue	907	1,014
Current liabilities of discontinued operations	259	2,663

Total current liabilities	5,939	8,913
Long-Term Liabilities:
Other long-term liabilities	719	810

Total liabilities	6,658	9,723

Stockholders’ Equity:
Convertible preferred stock	5	5
Common stock	93	92
Additional paid-in capital	42,414	42,032
Accumulated other comprehensive loss	—	(35)
Treasury stock, at cost	(1,266)	(1,078)
Accumulated deficit	(16,985)	(18,590)

Total stockholders’ equity	24,261	22,426

Total liabilities and stockholders’ equity	$30,919	$32,149